Exhibit 4.4

InterCure Ltd.

Israeli Option Plan

(*Pursuant to Section 102 of the Income Tax Ordinance (New Version), 5721-1961 and the Amendment to the Income Tax Ordinance Law (No. 132), 5762-2002)

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This Plan, as amended from time to time, will be referred to as the Israeli Option Plan of InterCure Ltd.

1.	Preamble

The purpose of this Plan is to grant Options, exercisable into Shares, to employees, consultants, service providers and directors of the Company and Related Companies, as defined below, in order to create incentives for them to share in the development and success of the Company.

2.	Definitions

For the purposes of the Plan and the documents associated with it, including the Grant Agreement, as defined below, the following definitions will apply:

2.1	“102 Option” means an Option that is granted to Employees subject to Section 102 of the Ordinance, as defined in this section below.

2.2	“102 Option with a Trustee” means an Option that is granted subject to Section 102(b) of the Ordinance that is held in trust by a Trustee for the Employee.

2.3	“102 Option without a Trustee” means an Option that is granted subject to Section 102(c) of the Ordinance that is not held in trust by a Trustee for the Employee.

2.4	“3(i) Option” means an Option that is granted to Non-Employees subject to Section 3(i) of the Ordinance.

2.5	“Board of Directors” means the Company’s Board of Directors.

2.6	“Capital Gains Option” has the meaning attributed to it in Section 5.4 of the Plan.

2.7	“Chairperson” means the Chairperson of the Committee.

2.8	“Committee” means a committee that is appointed by the Board of Directors, whose number of members will be no fewer than three (with one of the committee members being an external director and one of them being a director with accounting and financial expertise).

2.9	“Companies Law” means the Israeli Companies Law, 5759-1999.

2.10	“Company” means InterCure Ltd., a company incorporated under the laws of the State of Israel.

2.11	“Controlling Shareholder” has the meaning attributed to it in Section 32(9) of the Ordinance.

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2.12	“Employee” means an employee employed by the Company or a Related Company and a senior officer or director of the Company or a Related Company (even if there is no employer-employee relationship between the parties).

2.13	“Exercise Price” means the exercise price of each Option.

2.14	“Grant Agreement” means an option grant agreement between the Company and the Participant, which governs and determines the terms of the allotted Options to the Participant.
2.15	“Grant Date” means the date on which an Option is granted, as stated in the Grant Agreement with the Offeree.

2.16	“Insider” has the meaning given to such term in the TSX Company Manual.

2.17	“Market Value” means, at any given time, the fair market value of a Share, which will be determined as follows:

(1)	If the Shares are listed for trading on a stock exchange or a national market system, the market value will be the closing price of the Shares (or, the closing quote if no sales are reported), as reported on the stock exchange or the national market system, on the last trading day that preceded the Grant Date, as reported by any source selected by the Board of Directors at its discretion, provided that while the Shares are listed for trading on the TSX, the price shall not be lower than the closing price of the Shares on the TSX on the last trading day that precedes the Grant Date, as reported by the TSX.

Without derogating from the foregoing, and only for the purpose of determining tax liabilities in accordance with Section 102(b)(3) of the Ordinance, if, on the Grant Date, the Shares are listed for trade on any stock exchange or national market system, or if the Shares are listed for trade within ninety (90) days of the Grant Date, the Market Value of the Share on the Grant Date will be determined according to the average value of the Shares during the thirty (30) trading days that precede the Grant Date, or during the thirty

(30) trading days after the public offering date, as the case may be.

(2)	If there is a current report on the trading price of the Shares through a registered dealer, but there is no report on sale prices, the Market Value will be determined according to the average of the highest offer and the lowest price of the Shares on the last trading day that precedes the Grant Date.

(3)	In circumstances where the Shares are not listed for trading on a stock exchange or a national market system, and there is no current report on the price of the Shares by a registered dealer, the Market Value will be determined by the Board of Directors, acting in good faith.

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2.18	“Non-Employee” means a Service Provider or a non-Employee Insider (including any Controlling Shareholder).

2.19	“Option” means the right to purchase one or more Shares, subject to this Plan.

2.20	“Ordinance” means the Income Tax Ordinance (New Version), 5721-1961, in its present form or as amended in the future.

2.21	“Participant” means a person to whom Options are granted under the Plan.

2.22	“Plan” means this Plan.

2.23	“Purchasing Company” means any entity into which the Company merges or that is purchased by it, provided that the Company is not the surviving company.
2.24	“Reason” means each of the following: (a) conviction of an offense that entails moral turpitude or an offense that affects the Company and/or Related Companies; (b) embezzlement of the Company’s funds and/or funds of Related Companies; (c) a fundamental breach of their obligations to the Company; (d) an immoral act that caused damage to the Company’s reputation; (e) any act or omission that, in the Company’s view, could harm the condition or reputation of the Company.

2.25	“Related Company” means an “Employer Company” as defined in Section 102(a) of the Ordinance.

2.26	“Section 102” means Section 102 of the Ordinance, in its present form or as amended in the future, and all of the rules and/or regulations and/or any ruling and/or other statute pursuant to that section, including the Income Tax Rules (Special Tax Terms with Respect to Allotting Shares to Employees), 5763-2003.

2.27	“Service Provider” means a person or company engaged by the listed issuer to provide services for an initial, renewable or extended period of twelve months or more.

2.28	“Share” means an ordinary share of the Company, without par value.

2.29	“Tax Authorities” means the tax authorities in Israel.

2.30	“Transaction” means (1) a merger, acquisition, or reorganization of the Company with or into another company, provided that the Company is not the surviving company; (2) the sale of all or a substantial part of the Company’s operations.

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2.31	“Trustee” means anyone appointed by the Company to serve as a trustee, and approved by the Tax Authorities, and all subject to Section 102(a) of the Ordinance.
2.32	“TSX” means the Toronto Stock Exchange.

2.33	“Vesting Date” means, as determined by the Board of Directors or the Committee, the date on which a Participant becomes entitled to exercise all or a part of the Options granted to the Participant, as stated in Section 11 of the Plan.

2.34	“Work Income Option” has the meaning attributed to it Section 5.5 of the Plan.

3.	Plan Management

3.1	This Plan will be directly managed by the Board of Directors, or pursuant to the Committee’s recommendation, subject to any valid law, stock exchange requirement and the Company’s Articles of Association. The Board of Directors will have residual authority in the event where no Committee is appointed or if the Committee ceases to serve as the Committee for any reason whatsoever, or if the Committee is not authorized to act under applicable law under the supervision and pursuant to the approval of the Board of Directors.

3.2	The Committee will select one of its members as a Chairperson and will convene on the dates and places that will be determined by the Chairperson. The Committee’s meetings will be recorded by means of minutes. The Committee will determine rules and regulations for the management of its work, in accordance with its discretion.

3.3	The Committee will have the absolute exclusive authority and discretion with respect to providing the Board of Directors with recommendations, and the Board of Directors will have the exclusive and absolute discretion to decide as follows:

(1)	To determine the identity of the Participants (subject to the limitations set forth in the Plan) and the number of Options that are granted the Participants;

(2)	To determine the terms of the Grant Agreements, including the number of Options that are granted to each Participant, the number of Shares that are subject to each Option, the times and exercise conditions of the Option, and the Exercise Price, and to apply restrictions on the transferability of the Options, as well as and terms with respect to the seizure of Options, and to cancel and suspend grants.

(3)	To choose the taxation terms of 102 Options with a Trustee or of 102 Shares with a Trustee.

(4)	To determine the type of Option that is granted in accordance with Section 102.

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The Board of Directors will, subject to complying with all of the applicable rules of the TSX while any Shares are listed for trading on the TSX, have the absolute authority and discretion to decide as follows:

(1)	to change restrictions and conditions that apply to Options;

(2)	to interpret the terms of the Plan and to supervise the Plan’s management;

(3)	to fully or partially accelerate the Vesting Dates of the Options that were granted to each Participant, subject to Section 102 of the Ordinance;

(4)	to suspend, terminate or cancel the Plan, in whole or in part; and

(5)	to make decisions or determinations with respect to any other matter that is necessary for the Plan’s management.

3.4	Subject to complying with all of the applicable rules of the TSX while any Shares are listed for trading on the TSX, the Board of Directors will have the authority to grant to the Participant, at its discretion, in exchange for canceling an Option that was granted to them, a new Option whose Exercise Price is identical, lower or higher than the Exercise Price of the original Option that was canceled, and that is subject to other terms, or to change the Exercise Price of the Option as determined by the Board of Directors in accordance with the terms of the Plan and all applicable laws and rules. While any Shares are listed for trading on the TSX, any proposed amendment to the exercise price of an outstanding Option, and any cancellation and regrant of an Option within a three-month period must be pre-approved by TSX.

3.5	Subject to the Company’s Articles of Association, all of the decisions of the Board of Directors and/or Committee in connection with the Plan will be made by a majority vote, but any member of the Board of Directors or Committee will not have the right to vote or the right to rank among the members that are needed for the approval or decision of the Board of Directors and/or Committee with respect to granting Options to that member. Any written decision of the Board of Directors and/or Committee will be made in accordance with the Company’s Articles of Association.

3.6	The Committee’s interpretation with respect to each section of the Plan or the Grant Agreement will be final and absolute, unless determined otherwise by the Board of Directors.

3.7	Subject to the Company’s Articles of Association and the Company’s decision, and subject to all of the certificates required under applicable law, including the Companies Law, each member of the Board of Directors or Committee will be indemnified, will not be held personally liable, and will not be liable in any way, for a reasonable expense that they incur (including reasonable consultation expenses) in connection with actions that were taken by them or that they refrain from doing in connection with the Plan, unless such actions were taken fraudulently or in bad faith, up to the amount that is determined by applicable law and/or the Company’s Articles of Association. Such indemnification will be in addition to the right to indemnification that the member has, if applicable, by virtue of their being a director of the Company or pursuant to the provisions of the Company’s Articles of Association, an agreement, a resolution of the general meeting of shareholders, insurance policies, etc.

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4.	Determining the Plan Participants

4.1	Among those qualified to participate in the Plan as Participants are Employees and Non-Employees of the Company or of Related Companies, provided that: (1) Employees will only receive 102 Options or Shares; (2) Non-Employees will only receive 3(i) Options; (3) Controlling Shareholders will only receive 3(i) Options.

4.2	The granting of an Option to a Participant under this Plan does not entitle the recipient of the Option to, or deprive them from, the right to participate in other allotments by virtue of the Plan or any other incentive plan of the Company or of Related Companies.

4.3	Without limiting the foregoing, any grant of an Option to a director and officer of the Company will be required to be approved and implemented in accordance with the provisions of the Companies Law, as in force from time to time, and/or any law that supersedes it.

5.	Determining the type of Options in accordance with Section 102

5.1	The Company can determine the type of Options that will be granted to Employees in accordance with Section 102 as 102 Option with a Trustee or 102 Option without a Trustee.

5.2	The granting of 102 Option with a Trustee under this Plan will be subject to the approval of the Plan by the Board of Directors, and will be subject to the Plan’s approval by the Tax Authorities.

5.3	102 Option with a Trustee can be classified as Capital Gains Options or as Work Income Options.

5.4	102 Option with a Trustee with respect to which the Company determined that the tax that will apply will be capital gains tax in accordance with Section 102(b)(2) of the Ordinance will be hereinafter referred to as “Capital Gains Options”.

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5.5	102 Option with a Trustee with respect to which the Company determined that the tax that will apply will be work income tax in accordance with Section 102(b)(1) of the Ordinance will be hereinafter referred to as “Work Income Options”.

5.6	The Company’s choice with respect to the type of 102 Option with a Trustee as a Capital Gains Option or as a Work Income Option (hereinafter, the “Choice”) will be submitted as required to the Tax Authorities before the Grant Date. The Choice will enter into force as of the first Grant Date and will remain in force at least until the end of the year after the year in which the Company granted a 102 Option with a Trustee for the first time. The Choice will only require the Company to grant the 102 Options with a Trustee that it chooses, and it will apply to all of the Participants who receive 102 Options with a Trustee in the course of the aforementioned period of time, and all in accordance with Section 102(g) of the Ordinance.

5.7	All of the 102 Options with a Trustee will be held in trust by a Trustee, as described in Section 6 below.

5.8	For the avoidance of doubt, the determination of the type of 102 Option with a Trustee or 102 Option without a Trustee will be subject to the conditions of Section 102 of the Ordinance.

5.9	In case of 102 Options with a Trustee, the terms of the Plan and/or Grant Agreement will be subject to the terms of Section 102 of the Ordinance and the approval of the Tax Authorities, and those terms and approval will be an integral part of the Plan and the Grant Agreement. All of the conditions of Section 102 and/or the approval as stated, which are necessary for obtaining and/or maintaining special tax benefits in accordance with Section 102 of the Ordinance, and which are not expressly stated in the Plan or Grant Agreement, will be regarded as applicable to and binding on the Company and the Participants.

6.	Trustee

6.1	102 Options with a Trustee that are granted pursuant to the Plan and/or Shares that are issued pursuant to the exercise of 102 Options with a Trustee will be allotted or issued in the name of the Trustee and held by them in the course of the period of time that is set forth and required under Section 102 and/or any law and/or regulations and special rules that are enacted pursuant thereto (hereinafter, the “Block Period”). If the conditions for granting 102 Options with a Trustee are not fulfilled, then the 102 Options with a Trustee that were granted might be regarded as 102 Option without a Trustee, all in accordance with the conditions of Section 102.

6.2	The Trustee will not provide the Participant with Shares that were allotted as a result of the exercise of 102 Options with a Trustee before the full payment of the tax liability that stems from the 102 Options with a Trustee that were granted to the Participant.

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6.3	With regard to 102 Options with a Trustee and Shares issued pursuant to the exercise of such 102 Options with a Trustee, subject to the conditions of Section 102 of the Ordinance, a Participant will not sell or transfer Options or Shares from the Trustee until the lapse of the Block Period that is required pursuant to Section 102 of the Ordinance. Notwithstanding the foregoing, if such a sale or transfer takes place within the Block Period, the sanctions under Section 102 of the Ordinance will apply to the Participant, and the Participant will pay the tax payable pursuant to the provisions of Section 102 of the Ordinance.

6.4	Upon receiving a 102 Option with a Trustee, the Participant will sign an undertaking to release the Trustee from any liability for actions or decisions that were made in good faith in connection with the Plan, or for any 102 Option with a Trustee that was granted to them. Further, by executing the Grant Agreement, the Participant releases the Company from any liability for the Trustee’s actions.

7.	Reserved Shares, restrictions

7.1	The aggregate number of Shares reserved for issuance under the Plan shall not exceed 15% of the issued and outstanding Shares as at the Grant Date (on a non-diluted basis). Any issuance of Shares from treasury pursuant to the exercise of Options shall automatically replenish the number of Shares available for Options grants under the Plan. No Option may be granted if such grant would have the effect of causing the total number of Shares subject to Options to exceed the above-noted total percentage of Shares reserved for issuance pursuant to the exercise of Options.

7.2	While the Shares are listed for trading on the TSX, subject to the rules of the TSX, if Options granted under this Plan expire, terminate or cease to be exercisable without having been exercised in full, the Shares which were reserved for issue pursuant to such Options but which were not issued become available for issue pursuant to the exercise of other Options under the Plan.

7.3	While the Shares are listed for trading on the TSX, notwithstanding the foregoing, the number of Shares: (a) issued to Insiders within any one year period, and (b) issuable to Insiders, at any time, under the Plan, when combined with all of the Company’s other security-based compensation arrangements, must not exceed 10% of the Shares as at the applicable Grant Date.

7.4	The granting of an Option to a Participant under the Plan will be pursuant to a written Grant Agreement between the Company and the Participant in the form approved by the Board of Directors pursuant to the recommendation of the Committee, as provided from time to time. Each Grant Agreement will state, inter alia, the number of Shares issuable from the exercise of the Option, the type of Option granted (e.g., Capital Gains Option, Work Income Option, 102 Option without a Trustee, or Option 3(i)), the Grant Date, the Exercise Price, the expiry date of the Option and other terms as determined by the Committee or Board of Directors, provided that they are in compliance with the terms of the Plan.

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8.	Exercise Price

8.1	The Exercise Price of each Option will be determined by the Board of Directors at its sole discretion and in accordance with the provisions of applicable law, and subject to the guidelines of the Committee as provided from time to time, provided that while the Shares are listed for trading on the TSX, the Exercise Price cannot be lower than the Market Value on the Grant Date.

8.2	The Exercise Price will be paid by the holder of the exercised Option in a way that is determined by the Board of Directors, including by means of cash or check, and in the currency determined by the Board of Directors.
8.3	Without limiting the generality of the foregoing, and subject to the payment of applicable tax by the Participant, the Board of Directors will have the authority to accelerate the Vesting Date of any Options or to require the exercise the Options, in whole or in part, on a “cashless” basis, pursuant to which the Participant will be entitled to receive Shares that reflect the “in the money” amount of the Options that are exercised in accordance with the formula below.

For the avoidance of doubt, it is hereby clarified that, according to this exercise method, the Options can only be exercised into the number of Shares that reflects the “in the money” amount of the Options.

The number of Shares that will be issued to a Participant using the “cashless” method will be determined according to the following formula:

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Y = The number of exercisable Options, subject to the adjustments that are set forth in the Plan.

A = The Market Value of each Share on the exercise date.

B = The Exercise Price of the Option exercised, subject to the adjustments set forth in the Plan.

N = The par value of each Share (which shall be 0 unless otherwise noted in the Articles of Association of the Company).

9.	Adjustments

Upon each of the following events, the Options granted under the Plan will be subject to the following adjustments:

9.1	In case of a Transaction, each Option granted under the Plan that is yet to be exercised will be replaced by, or converted into, options of the Purchasing Company (or a parent company or a subsidiary of the Purchasing Company) with an Exercise Price that will be suitably adjusted so as to reflect the economic outcome of the Transaction, and all of the other conditions of the Grant Agreement will remain in force or amended, as determined by the Board of Directors, whose decision will be exclusive and final. The Company will inform the Participant of the Transaction in a manner and form that will be deemed appropriate by the Board of Directors at least ten (10) days before the closing of the Transaction.

9.2	Notwithstanding the foregoing and subject to the provisions of applicable law, the Board of Directors will have the discretion to determine, with respect of any Grant Agreement, that the Grant Agreement contain a provision that states that if, upon the occurrence of the Transaction, the Purchasing Company (or a parent company or a subsidiary of the Purchasing Company) does not agree to convert or replace the Options outstanding but not yet exercised as of the closing of the Transaction, the Vesting Date of the Options may be accelerated to allow the Participant to exercise those Options ten (10) days prior to the closing of the Transaction.

9.3	For the purpose of Section 9.1 above, an Option will be regarded as replaced or converted if, following the Transaction, the Option grants the Participant the right to purchase or receive the consideration (shares, options, cash, other securities or any other asset) received as a result of the Transaction by the shareholders of the Company with respect to any Share held on the closing date of the Transaction by such shareholders (and, if such shareholders are given a choice with respect to the consideration, the type of consideration chosen by the holders of the majority of Shares); provided that, if such consideration is received in case of a Transaction is not only given in the form of ordinary shares (or the equivalent thereof) of the Purchasing Company (or a parent company or a subsidiary thereof), the Board of Directors may, after receiving the consent of the Purchasing Company, determine that the consideration that is received upon the exercise of the Option will only consist of ordinary shares (or the equivalent thereof) of the Purchasing Company (or the parent company or its subsidiary), whose market price is equal to the price of the Share received by the holders of the majority of the Shares involved in the Transaction; and provided that the Board of Directors may determine, at its discretion, that, in such cases of replacement or conversion of Options with options of the Purchasing Company, such Options will be replaced with any type of any other asset, including cash, in a manner that is fair under the circumstances.

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9.4	If it is decided to voluntarily liquidate the Company when Options remain issued and outstanding, the Company will inform all of the Participants of the aforementioned decision, and each Participant will have ten (10) days to exercise any vested Options that have yet to be exercised, in accordance with the exercise process that is described in the Plan. Upon the lapse of those ten (10) days, all the Options that have yet to be exercised will expire without the possibility of any future exercise.

9.5	In any event where changes occur to the issued share capital of the Company by way of a share dividend, share splitting, consolidation or replacement, changes to the Company’s capital structure or any similar events, the number and type of Shares that can be allotted under the Plan and/or the number and type of Shares that will be derived from the exercise of the Options will be adjusted, and the Exercise Price will be adjusted accordingly so as to proportionally preserve the economic interest underlying the Options.

9.6	If the Company offers its shareholders securities of any kind by way of issuing rights of the Company, no adjustment will be made to the Options on account of those rights.

10.	Terms of Options and exercising Options

10.1	If a Participant wishes to exercise an Option that they own, they will notify the Company or a representative thereof in writing, in the form and manner determined by the Company, and, as needed, by the Trustee in accordance with the requirements of Section 102. The exercise of the Option will be in force upon the receipt of the exercise notice by the Company and/or a representative thereof and the payment of the Exercise Price by the Participant. In the Option exercise notice, the Participant will state the number of Options that the Participant wishes to exercise. In addition, the Participant shall include in the notice all of the other documents that the Participant is required to execute and requested by the Company.

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10.2	The Option will expire if it is not exercised on such date that is the earlier of the following: (i) the expiry date noted in the Grant Agreement, provided that the period of time for the aforementioned exercise does not exceed 12 years as of the Grant Date; and (ii) its expiry pursuant to Section 10.5.

10.3	The Options or any part thereof will be exercisable by the Participant in full, at any time, from time to time, upon their vesting in accordance with the applicable Grant Agreement, and before their expiry date, provided that, subject to the conditions of Section 10.5 below, the Participant is an Employee or Non-Employee during the period of time that begins upon the Grant Date of the Options exercised and the exercise date.

10.4	Subject to Section 10.5, if the Participant ceases to be an Employee or a Non- Employee, all of the Options held by the Participant will expire in accordance with Section 10.5. Notice of the termination of labor relations or the provision of services will be regarded as the termination of such a relationship. For the avoidance of doubt, in the event where a labor relationship or service provision is terminated, the Options that are not yet vested that are held by such Participant will not be exercisable, unless otherwise determined by Board of Directors in its sole and absolute discretion.

10.5	Notwithstanding the foregoing, and unless otherwise stated in the Grant Agreement, a Participant may exercise an Option on a date that falls after the termination of the employer-employee or service provision relationship, but only with respect to Options that vested on or prior to the date on which the relationship was terminated, in accordance with the Grant Agreement, and all in accordance with the following:

(1)	If the relationship was terminated without a Reason, the Participant will have the right to exercise the vested and not expired Options held for three (3) months after the end of the relationship.

(2)	If the relationship ended as a result of the Participant’s death or disability, the Participant or their legal heirs will have the right to exercise the vested and not expired Options held for three (3) months after the end of the relationship.

(3)	The Board of Directors may approve to extend the three (3) month period of time by a period of time that will not exceed the original expiry date of the Option, and all subject to the provisions of Section 102 of the Ordinance.

For the avoidance of doubt, if the relationship was terminated for a Reason, the Options held by the Participant will expire upon the termination date (whether or not the Participant, on the date of the relationship’s termination, was entitled to exercise some of the Options) and the Participant will have no rights in connection with such Options.

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10.6	A Grant Agreement may include additional conditions, which conditions shall be applicable to the Options contained therein.

10.7	With regard to 102 Options without a Trustee, upon the termination of the relationship with the Company or Related Companies and the Participant, the Participant shall provide the Company with collateral or a guarantee for the payment of the tax that applies on the date of the sale of the Shares, all in accordance with Section 102 of the Ordinance. If the Participant fails to provide such collateral, the Options will expire.

10.8	Options shall be exercisable only by the Participant during his or her lifetime and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Participant’s death.

11.	Plan Period

The Plan will enter into force upon its adoption by the Company’s Board of Directors, and will expire ten (10) years after its adoption, subject to any applicable laws and rules of any stock exchange.

12.	Changes to or termination of the Plan

12.1	Subject to applicable laws and rules of any stock exchange, at any time, and, as the case may be after consulting the Trustee, the Board of Directors may amend, change, suspend or terminate the Plan without seeking shareholder approval, unless the amendment is specifically prohibited by the TSX Company Manual, or the TSX does not permit a security based compensation arrangement to give a board of directors discretion to make such amendment without shareholder approval. Such amendments, changes, suspensions or termination will not derogate from the rights of any Participant, unless otherwise agreed to in writing by the Participant and the Company. The termination of the Plan will not derogate from the rights of the Committee to exercise the powers entrusted to it under the Plan, with respect to Options that were granted under the Plan before its termination.

12.2	Without limiting the generality of the foregoing, the Board of Directors may make the following types of amendments to the Plan without seeking shareholder approval (unless and to the extent prohibited by applicable laws or the rules of any stock exchange):

(1)	amendments of a “housekeeping” nature, which include amendments to eliminate any ambiguity or correct or supplement any provision contained herein;

(2)	amendments respecting the administration of the Plan;

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(3)	changes to the vesting provisions of any Option;

(4)	changing the termination provisions of any Option (provided that the period during which an Option is exercisable does not exceed 12 years from the date the option is granted and that such option is not held by an Insider);

(5)	the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted; and

(6)	changes to the class of Participants eligible to participate under the Plan.

Notwithstanding the foregoing, shareholder approval will be required in the case of:

(i) any amendment to the amendment provisions of the Plan; (ii) any increase in the maximum number of Shares issuable under the Plan; (iii) any reduction in the exercise price or extension of the option period benefiting a Participant; and (iv) while any Shares are listed for trading on the TSX, any amendment to remove or exceed the insider participation limit (as set out in Section 7.3 of the Plan and defined in Part I of the TSX Company Manual), in addition to such other matters that may require shareholder approval under applicable law and the rules of any stock exchange.

13.	Applicable rules

The Plan and the granting and exercise of Options hereunder, and the Company’s undertaking to issue Shares upon the exercise of the Options, will be subject to all of the applicable laws, regulations and rules of the State of Israel, Canada or the United States or any other country that has jurisdiction over the Company and the Participant, including the registration of the Shares in accordance with the United States Securities Act of 1933, the rules of the TSX, applicable Canadian provincial and territorial securities laws, the Ordinance and the certificates issued by government ministries or stock exchanges, as required. Nothing contained in this Plan shall require the Company to register the Shares in any jurisdiction.

14.	Continued employment

No provision of this Plan and the Grant Agreement with a Participant may be interpreted as an undertaking and/or consent on the part of the Company and/or any Related Company to continue to employ the Participant, and no provision of the Grant Agreement and/or Plan may be interpreted as granting the Participant any right to continue to be employed by or to provide services to the Company and/or a Related Company, or as restricting the right of the Company and/or a Related Company to terminate the employment of any Participant at any time.

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15.	Applicable law and jurisdiction

The Plan will be managed, interpreted and enforced in accordance with the laws of the State of Israel that apply to agreements that were made therein, regardless of choice of law principles. The exclusive jurisdiction under this Plan will be entrusted to the competent courts in Tel Aviv, Israel.

16.	Taxation and other arrangements that pertain to the issuance of Shares to the Participant

16.1	The Participant will exclusively incur all of the tax liabilities that are derived from the allotment, granting and exercise of Options and the transfer of and payment for Exercise Price pursuant to the exercise of Options or any other act (of the Company and/or Related Companies and/or the Trustee and/or the Participant). The Company and/or Related Companies and/or the Trustee will deduct, in accordance with applicable law, regulations and rules, all taxes, including withholding taxes. The Participant agrees to indemnify the Company and/or Related Companies and/or the Trustee for and to exempt them from any liability with respect to the payment of such taxes, interest and fines, as well as any other payments, including charges that originate in the need to withhold tax or the failure to withhold tax with respect to any payment that was transferred to the Participant.

16.2	The Company and/or the Trustee, as the case may be, will not transfer Share certificates to the Participant until all of the aforementioned compulsory payments are paid in full.

17.	The Plan’s non-exclusivity

The adoption of the Plan by the Board of Directors will not be interpreted as amending, changing or canceling any incentivizing arrangement that was approved beforehand or as restricting the Board of Director’s authority to adopt other incentivizing arrangements as it deems fit, including the granting of additional options not under the Plan, and those arrangements can apply generally or in certain cases.

For the avoidance of doubt, any previous granting of Options to Participants in the framework of their employment agreements and not in the framework of a previous option plan will not be regarded as approved incentivizing arrangements for the purposes of this Section.

18.	Multiple agreements

The terms of each Option may differ from those of other Options that are granted under the Plan. The Board of Directors may grant more than one Option to any Participant, whether in addition to or as an alternative to one or more Options that were granted to that Participant.

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